EXHIBIT 10.1(f)
SIXTH AMENDMENT TO AMENDED AND RESTATED
CREDIT AGREEMENT AND TEMPORARY WAIVER AGREEMENT
     THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND TEMPORARY WAIVER AGREEMENT (this “Sixth Amendment”) is made and entered into as of February 12, 2008 among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, the “Borrower”), the Guarantor signatory hereto, the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Agent”).
RECITALS
     1. The Borrower, the Guarantor, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of May 5, 2005, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of September 26, 2006, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of March 30, 2007, as further amended by that certain Third Amendment to Amended and Restated Credit Agreement, dated as of June 13, 2007, as further amended by that certain letter agreement dated as of July 3, 2007, as further amended by that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of August 28, 2007, and as further amended by that certain Fifth Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement (the “Fifth Amendment”), dated as of November 14, 2007 (as heretofore amended, the “Existing Credit Agreement”).
     2. The Borrower has been unable to satisfy the requirements of (i) Section 7.01(a) of the Existing Credit Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (ii) Section 8.11 of the Existing Credit Agreement (the First Lien Leverage Ratio), with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007 (collectively, along with any Default existing as a result of the Borrower’s acknowledgements set forth in Section 2.1(c) of the Fifth Amendment, the “Existing Defaults”). Subject to the terms and conditions of the Fifth Amendment, the Lenders agreed to waive the Existing Defaults for the period from September 30, 2007 through and including February 15, 2008 (the “Original Waiver Period”).
     3. The Borrower has advised the Lenders that it cannot comply with the requirement in the Existing Credit Agreement to repay the Supplemental Term Loan, in the outstanding principal amount of $5 million, on or before February 15, 2008 (the “Payment Default”).
     4. The Borrower has requested that the Lenders (i) extend the Original Waiver Period with respect to the Existing Defaults through and including March 13, 2008, (ii) waive compliance with Section 2.06(b) with respect to the Payment Default through and including March 13, 2008, and (iii) continue to make available to the Borrower the Loans and Letters of Credit.

     5. The Lenders are willing to extend the Original Waiver Period, waive compliance with Section 2.06(b) with respect to the Payment Default through and including March 13, 2008, and continue to make available the Loans and Letters of Credit to the Borrower in accordance with the terms of the Existing Credit Agreement, based upon and subject to the terms and conditions specified in this Sixth Amendment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
PART 1
Definitions
     Section 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Sixth Amendment have the following meanings:
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Continuing Defaults” means (A) the Existing Defaults, (B) the Payment Default, and (C) any Default existing as a result of the Borrower’s acknowledgment set forth in Section 2.1(c) of this Sixth Amendment.
     “Sixth Amendment Effective Date” shall mean, in accordance with Part 5 of this Sixth Amendment, the date upon which the Borrower has satisfied in the determination of the Agent and the Lenders (or satisfaction thereof has been waived by the Agent and the Lenders) each of the conditions set forth in Part 5 of this Sixth Amendment.
     “Sixth Amendment Fee Letter” means the letter agreement, dated as of the Sixth Amendment Effective Date, between the Borrower and the Agent.
     Section 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Sixth Amendment have the meanings provided in the Amended Credit Agreement.
PART 2
Limited Waiver and Reaffirmation
     Section 2.1. Limited Waiver. The Loan Parties acknowledge that (a) the Existing Defaults result from the Borrower’s failure to be able to comply with (i) the financial covenant contained in Section 8.11 of the Existing Credit Agreement for the fiscal quarters ending nearest September 30, 2007, and December 31, 2007, respectively, and (ii) the requirement in Section 7.01(a) of the Existing Credit Agreement that the Borrower’s annual financial statements be accompanied by the opinion of its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (b) the Payment Default results from the Borrower’s inability to comply with Section 2.06(b) of the Existing Credit Agreement with respect to the repayment of the Supplemental Term Loan. Effective on (and subject to the occurrence of) the Sixth Amendment Effective Date, the Lenders hereby waive the Continuing

Defaults through and including March 13, 2008 (the “Waiver Period”) for all purposes of the Existing Credit Agreement (including, without limitation, Section 5.02(b) thereof). This limited waiver shall not modify or affect (i) the Borrower’s obligation to comply with the terms of Section 8.11 of the Amended Credit Agreement as measured for the fiscal quarters ending nearest September 30, 2007, and December 31, 2007, respectively, (ii) the Borrower’s obligation to comply with the terms of Section 8.11 of the Amended Credit Agreement as measured at the end of any fiscal quarter other than the ones ending nearest September 30, 2007, and December 31, 2007, (iii) the Borrower’s obligation to comply with the terms of Section 7.01(a) of the Amended Credit Agreement for the fiscal year ending nearest March 31, 2007, (iv) the Borrower’s obligation to comply with the terms of Section 7.01(a) of the Amended Credit Agreement for any fiscal year other than the one ending nearest March 31, 2007, or (iv) the Loan Parties’ obligation to comply fully with any other duty, term, condition, obligation or covenant contained in the Amended Credit Agreement or the other Loan Documents.
     (b) Except for the limited waiver set forth above, nothing contained herein shall be deemed to constitute or imply a waiver of any rights or remedies which the Agent or any Lender may have under the Amended Credit Agreement, any other Loan Document, or under applicable law; it being understood that the Agent and the Lenders may not exercise their rights and remedies with respect to the Continuing Defaults during the Waiver Period as long as no other Default or Event of Default occurs or exists. The limited waiver set forth herein shall be effective only in this specific instance for the duration of the Waiver Period and shall not obligate the Lenders or the Agent to waive any other Default or Event of Default, now existing or hereafter arising. This is a one-time waiver, and the Agent and the Lenders shall have no obligation to extend the limited waiver or otherwise amend, modify or waive any provision of the Amended Credit Agreement or any other Loan Documents at the end of the Waiver Period. The provisions and agreements set forth in this Sixth Amendment shall not establish a custom or course of dealing or conduct between the Agent, any Lender, the Borrower or any other Loan Party.
     (c) The Loan Parties acknowledge and agree that unless the Agent and the Lenders, in their sole discretion, further amend the Amended Credit Agreement or otherwise agree in writing to continue this waiver beyond the Waiver Period, an Event of Default will occur under the Amended Credit Agreement as of March 14, 2008, for which no grace period or cure period shall apply, and the Agent and the Lenders may pursue all rights and remedies available to them under the Amended Credit Agreement, the Loan Documents and applicable law. The Loan Parties further acknowledge and agree that, to the extent any Defaults or Events of Default (other than the Continuing Defaults) now exist or hereafter arise during the Waiver Period, the Agent and the Lenders may immediately pursue all rights and remedies available to them in respect thereof under the Amended Credit Agreement, the other Loan Documents, and applicable law.
     (d) The Loan Parties acknowledge and agree that the making of any Credit Extension pursuant to the Amended Credit Agreement following the occurrence of the Continuing Defaults does not now, and will not in the future, constitute (i) an agreement or obligation, whether implied or express, on the part of the Lenders to make any Credit Extension in the future, after the expiration of the Waiver Period, to the extent that the Continuing Defaults exist upon the expiration of such Waiver Period, or (ii) a waiver by the Agent or the Lenders of any of their respective rights or remedies at any time, now or in the future, with respect to the Continuing Defaults or to any other Default or Event of Default.

     Section 2.2. Reaffirmation of Loan Party Obligations. Each Loan Party hereby ratifies the Amended Credit Agreement and the Loan Documents and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and the Loan Documents and (ii) that it is responsible for the observance and full performance of the Obligations, including without limitation the repayment of the Term Loan and the Revolving Loans, in accordance with the terms of the Amended Credit Agreement. Without limiting the generality of the preceding sentence, (i) the Parent as Guarantor restates and reaffirms that it guarantees the prompt payment when due of all Obligations, in accordance with, and pursuant to the terms of, Article IV of the Amended Credit Agreement and (ii) each of the Loan Parties agrees that all references in the Collateral Documents to the term “Secured Obligations” shall be deemed to include all of the obligations of the Loan Parties to the Lenders and the Agent, whenever arising, under the Amended Credit Agreement, the Collateral Documents or any of the other Loan Documents (including, but not limited to, any interest, expenses and cost and charges that accrue after the commencement by or against any Loan Party or any Affiliate thereof or any proceedings under any Debtor Relief Laws naming such Person as the debtor in such proceeding). Each Loan Party further represents and warrants to the Agent and the Lenders that each is validly and justly indebted to the Agent and the Lenders in the aggregate amount of the Obligations and that none of the Loan Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any Loan Party has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby fully and irrevocably waived, relinquished and released in consideration of the execution and delivery of this Sixth Amendment by the Agent and the Lenders.
     Section 2.3. Control Agreements. The Loan Parties acknowledge and agree that the Agent may notify, and consent to the Agent’s notifying, counterparties to control agreements with respect to deposit accounts and securities accounts of the Loan Parties that the control mechanisms in such control agreements, whereby the Agent may direct the disposition of funds, are effective.
PART 3
Amendments to Existing Credit Agreement
     Effective on (and subject to the occurrence of) the Sixth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 3. Except as so amended, the Existing Credit Agreement shall continue in full force and effect as the Amended Credit Agreement.
     Section 3.1. Addition of New Definitions in Section 1.01. Section 1.01 of the Existing Credit Agreement is amended by adding the following definitions in the appropriate alphabetical order:
     “Sixth Amendment” means that certain Sixth Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement, dated as of February 12, 2008, by and among the Borrower, the Parent, the Administrative Agent and the Lenders.
     “Sixth Amendment Effective Date” means the date upon which each of the conditions precedent to the effectiveness of the Sixth Amendment, as set forth in Part 5 of the Sixth Amendment, have been satisfied according to the terms thereof.
     “Total Availability” means, as of any date of determination, the sum of (i) the Aggregate Revolving Commitments minus the Total Revolving Outstandings, (ii) the amount of Finco’s Availability (as defined in that Credit Agreement dated as of September 26, 2006, by and among Finco, the Receivables Financier, and Bank of America, N.A. as agent for the Receivables Financier, as such agreement may be modified or supplemented from time to time), and (iii) the amount of additional Availability that would be created under such Credit Agreement, as of any date of determination, if the Borrower were to transfer all additional qualifying receivables to Finco pursuant to the terms and conditions of that certain Contribution and Sale Agreement, dated as of September 26, 2006, between the Borrower and Finco (as amended from time to time).
     Section 3.2. Amendment of Definition of “Applicable Rate.” The definition of “Applicable Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Applicable Rate” means (a) with respect to Eurodollar Rate Loans and Letter of Credit Fees for Letters of Credit, 8.00% per annum, and (b) with respect to Base Rate Loans, 7.00% per annum.
     Section 3.3. Amendment of Definition of “Base Rate”. The definition of “Base Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) 6.00% or (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” for loans in Dollars. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     Section 3.4. Amendment of Definition of “Interest Payment Date.” The definition of “Interest Payment Date” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the second Business Day of each calendar month (for interest accruing through the last day of the most recently ended calendar month) and the Maturity Date.

     Section 3.5. Amendment of Section 2.02. Section 2.02 of the Existing Credit Agreement is hereby amended by adding a new subsection (f) which reads in its entirety as follows:
     (f) Notwithstanding any contrary term or provision of this Agreement, from and after the Sixth Amendment Effective Date, all Borrowings shall be made as Base Rate Loans, no existing Eurodollar Rate Loans shall be continued, and no Base Rate Loans shall be converted into Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans after the Sixth Amendment Effective Date, then such request shall be deemed to have been a request for a Base Rate Loan. Any outstanding Eurodollar Rate Loans as of the Sixth Amendment Effective Date shall continue to accrue interest on the outstanding principal amount thereof for the remainder of the applicable Interest Period at the Eurodollar Rate plus the Applicable Rate without giving effect to the Sixth Amendment, and on the last day of the Interest Period then in effect with respect to any such Eurodollar Rate Loans, such Loans shall be automatically converted to Base Rate Loans.
     Section 3.6. Amendment of Section 7.02. Section 7.02 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of subsection 7.02(k), replacing the period at the end of subsection 7.02(l) with a semi-colon and adding the word “and”, and adding the following new subsection 7.02(m) which reads as follows:
     (m) for each Business Day beginning as of February 15, 2008, deliver to the Administrative Agent a certificate, in form, detail and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer or the vice president and assistant treasurer of the Borrower, calculating the Total Availability for the immediately preceeding Business Day.
     Section 3.7. Amendment of Section 8.01(r). Section 8.01(r) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (r) other Liens, granted or arising prior to the Sixth Amendment Effective Date, securing liabilities not exceeding $1,000,000 in the aggregate;
     Section 3.8. Amendment of Section 8.03(i). Section 8.03(i) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (i) other Indebtedness, in an aggregate principal amount not to exceed $5,000,000, provided that the terms and conditions of such Indebtedness are satisfactory to the Required Lenders;
     Section 3.9. Amendment of Section 8.22. Section 8.22 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     8.22 Minimum Total Availability

     Permit the Total Availability at any time from and after February 15, 2008 to be less than the corresponding amounts indicated for each of the following periods:

Period	Minimum Total Availability
From February 15, 2008 through February 20, 2008	$2,500,000
From February 21, 2008 through February 24, 2008	$3,500,000
From February 25, 2008 through March 5, 2008	$1,500,000
From and after March 6, 2008	$4,000,000
PART 4
Representations and Warranties
     Each of the Loan Parties represents and warrants to the Agent and the Lenders that, as of the Sixth Amendment Effective Date:
     Section 4.1. Authority. Each Loan Party has all the necessary corporate power to make, execute, deliver, and perform this Sixth Amendment, has taken all necessary corporate action to authorize the execution, delivery and performance of this Sixth Amendment and has duly executed and delivered this Sixth Amendment. This Sixth Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of each of the Loan Parties, enforceable against each of them in accordance with its terms except as such enforceability may be subject to (a) applicable Debtor Relief Laws and (b) general principles of equity.
     Section 4.2. No Legal Obstacle to Agreement. Neither the execution of this Sixth Amendment, the making by the Borrower of any borrowings under the Amended Credit Agreement, nor the performance of the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which any Loan Party is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to any Loan Party, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of any Loan Party. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by any Loan Party of this Sixth Amendment, the Amended Credit Agreement, or the transactions contemplated hereby or thereby, or the making of any borrowings by the Borrower under the Amended Credit Agreement.
     Section 4.3. Incorporation of Certain Representations. The representations and warranties set forth in Article VI of the Amended Credit Agreement are true and correct in all material respects on and as of the Sixth Amendment Effective Date as though made on and as of the date hereof, except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.

     Section 4.4. Default. No Default or Event of Default has occurred and is continuing under the Amended Credit Agreement (other than the Continuing Defaults).
     Section 4.5. Total Liquidity. The Total Liquidity is not less than $4 million as of the close of business on February 12, 2008.
PART 5
Conditions to Effectiveness
     This Sixth Amendment shall be and become effective as of the Sixth Amendment Effective Date provided that each of the conditions set forth in this Part 5 shall have been satisfied in the determination of the Agent and the Lenders in their sole discretion (or satisfaction thereof has been waived by the Agent and the Lenders in their sole discretion) on or before February 13, 2008.
     Section 5.1. Counterparts of Amendment. The Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Agent) of this Sixth Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Guarantor, the Lenders and the Agent.
     Section 5.2. Corporate Action. The Borrower shall have delivered to the Agent certified copies of all necessary corporate action taken by each Loan Party approving this Sixth Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each Loan Party authorizing the amendments to the Existing Credit Agreement herein provided for and the execution, delivery and performance of this Sixth Amendment). The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of each Loan Party, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Sixth Amendment and any instrument or agreement required hereunder on behalf of each Loan Party, as applicable.
     Section 5.3. Amendment Fee. The Borrower shall have paid to the Agent an amendment fee, for the account of each Lender, based upon each Lender’s Commitment, in such amount as set forth in the Sixth Amendment Fee Letter.
     Section 5.4. Out-of-Pocket Costs. The Borrower shall have paid any and all reasonable out-of-pocket costs (to the extent invoiced) incurred by the Agent or Banc of America Securities LLC (including the reasonable fees and expenses of the Agent’s legal counsel and its financial advisor), and all other fees and amounts payable to the Agent or Banc of America Securities, LLC in connection with this Sixth Amendment. In addition, the Borrower shall have provided a retainer of $150,000 to legal counsel to the Agent.
     Section 5.5. Legal Opinion. The Agent shall have received a favorable legal opinion, addressed to the Agent, from the Borrower’s legal counsel, reasonably acceptable to the Agent in form and substance, opining, among other matters, that (i) the Loan Parties’ entry into and performance of this Sixth Amendment and the Amended Credit Agreement does not contravene the obligations, covenants, or restrictions applicable to the Loan Parties under the Second Lien Indenture or any other material agreement of the Loan Parties, and (ii) the Loan Parties’ execution and delivery of this Sixth Amendment has been duly authorized by all necessary corporate action.
PART 6
Miscellaneous
     Section 6.1. Instrument Pursuant to Existing Credit Agreement. This Sixth Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.
     Section 6.2. Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement shall remain in full force and effect without amendment or modification, express or implied. The entering into this Sixth Amendment by the Lenders shall not be construed or interpreted as an agreement by the Agent or the Lenders to enter into any future amendment or modification of the Amended Credit Agreement or any of the other Loan Documents. For the avoidance of doubt, the changes in the definition of “Applicable Rate” and “Base Rate” effected by the Sixth Amendment shall not apply retroactively to any period prior to the Sixth Amendment Effective Date.
     Section 6.3. References in Other Loan Documents. At such time as this Sixth Amendment shall become effective pursuant to the terms of Part 5 hereof, all references in the Existing Loan Documents to the “Credit Agreement” and/or “First Lien Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Sixth Amendment.
     Section 6.4. Counterparts. This Sixth Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.
     Section 6.5. Integration; Jointly Drafted Document. This Sixth Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Sixth Amendment supersedes all prior drafts and communications with respect thereto. This Sixth Amendment may not be amended except in writing. This Sixth Amendment has been jointly drafted by the respective parties hereto, and no legal doctrine providing for construction or interpretation against the drafter shall have any applicability to this Sixth Amendment.

     Section 6.7. Further Assurances. The Borrower agrees to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     Section 6.8. Governing Law. THIS SIXTH AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     Section 6.9. Successors and Assigns. This Sixth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 6.10. Costs, Expenses. The Borrower agrees to pay on demand any and all reasonable costs and expenses of the Agent or Banc of America Securities LLC and all other fees and other amounts payable to the Agent or Banc of America Securities LLC (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in accordance with the terms of Section 11.04 of the Existing Credit Agreement in connection with this Sixth Amendment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed and delivered as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	Executive Vice President/CFO

ACG HOLDINGS, INC.
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	Executive Vice President/CFO

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Robert Rittlemeyer
	Name:	Robert Rittlemeyer
	Title:	Vice President

BANK OF AMERICA, N.A., as L/C Issuer
By:	/s/ Kevin Behan
	Name:	Kevin Behan
	Title:	Senior Vice President